StubHub Holdings: FY2025 Shareholder Letter
March 2026
Exhibit 99.2
To our shareholders:
2025 was a pivotal year for StubHub. We grew our marketplace, further strengthened our competitive position, transformed our balance sheet, and became a public company. As we enter 2026, StubHub remains a leading global ticketing marketplace for live events with durable advantages: scale and liquidity, structurally strong financial fundamentals, and a diversified global footprint.
These fundamentals are built on our core strengths that continue to drive our competitive advantage:
•Leading marketplace position with a category-defining brand and approximately 50% market share of the secondary ticketing market in North America.1
•Proven network effects that create durable competitive advantages. As we attract more buyers through our leading distribution and global reach, sellers add more inventory and selection, which draws even more buyers and expands our distribution further.
•Asset-light business model delivering consistent take rates, over 80% adjusted gross margins, and strong free cash flow conversion. As an online marketplace, we generally do not take inventory risk and incur limited variable costs with each transaction, allowing us to reach large global audiences and generate substantial revenue with modest ongoing capital requirements.
•Extensive dataset across millions of global events. Our data on supply, demand, pricing, and user behavior enables differentiated product innovation, marketing optimization, and pricing intelligence that reinforces our market leadership.
•Scale is the defining advantage in our category. As the scale leader in secondary ticketing, our superior liquidity, trusted brand, and operational excellence create sustainable competitive advantages.
•An exceptional team with leadership experience built through decades of building and operating our business. I’m grateful to work alongside a group of high-caliber employees who show up every day for our customers—improving the product, strengthening trust, and delivering operational excellence at scale. We are also fortunate to have a deeply experienced management team—leaders who helped build this company from the ground up, raising the bar for StubHub year after year.
Together, these strengths position StubHub to capitalize on the expanding live event industry. We sit in a unique position at the intersection of technology and live events as we pursue our vision to be the global destination for fans to access live entertainment. We remain relentlessly focused on improving every part of the StubHub experience—from discovery and pricing transparency to fulfillment and support—because a better fan experience strengthens trust, drives conversion, and reinforces the marketplace flywheel.
Regarding our guidance for the year – StubHub’s financial performance in 2026 will continue to be driven by our core resale marketplace, which constitutes the vast majority of our revenue. Direct Issuance and Advertising remain compelling opportunities for us, but our FY2026 guidance does not assume any material revenue contribution from either initiative.
With this context in mind, this letter has three objectives.
1.Summarize our FY2025 business progress and financial performance
1Based on internal estimates, industry and market data, and publicly available information regarding the size of the North American secondary ticket market.

2.Provide our FY2026 outlook and guidance, which is grounded in our core resale business
3.Explain how we think about longer-term opportunities like Direct Issuance and Advertising
Our goal is to provide insights to allow you to evaluate our core business performance and track our progress toward our long-term vision.
FY2025 was a year of meaningful progress for StubHub, demonstrating our ability to execute and strengthen our competitive position. We continued to grow through a dynamic year that included the industry’s transition to all-in pricing while lapping the record-breaking Eras Tour. Despite these circumstances, we delivered $9.2 billion in GMS, representing 6% growth year-over-year, or 18% growth excluding The Eras Tour. Underlying supply and demand for live events continue to grow, and the secondary market remains a key component of this ecosystem.
Our growth was powered by continued market share gains in North America, where we improved our competitive position and strengthened our role as the scaled leader. Supported by strengthening marketplace fundamentals and ongoing progress across our core strategic advantages, we have expanded our business to approximately 50% of the secondary market.1 Even with this share of the secondary market, we still represent a small share of the overall ticketing market, underscoring our long-term growth runway. We also saw strong momentum internationally, where our expansion outpaced growth in North America, reinforcing the global opportunity ahead of us.
FY2025 was also a year of deliberate investment in our future. We invested in accelerating our market share expansion in our core business and building capabilities for our longer-term growth opportunities, including direct issuance. We grew our share of the point-of-sale market, the software workflow layer professional sellers use to price, manage, and distribute ticket inventory across marketplaces, increasingly strengthening our supply-side advantages in addition to our distribution leadership. Our financial profile allows us to make these investments while generating healthy margins and cash flow, with FY2025 Adjusted EBITDA of $232 million at a 13% Adjusted EBITDA margin and substantial free cash flow.
Finally, we improved our balance sheet position during FY2025, repaying ~$900 million in debt. Having navigated many cycles over our 20+ year history, including the financial crisis and COVID-19, we understand that maintaining flexibility through disciplined capital structure management is of utmost importance. Our debt service requirements have been significantly reduced with no maturities until 2030, providing us with financial flexibility to weather market cycles.
We believe FY2026 will reflect a scale-driven inflection for StubHub. We expect to grow GMS to $9.9 billion - $10.1 billion, representing 9% growth at the midpoint, and expand Adjusted EBITDA to $400 million - $420 million as our marketplace flywheels strengthen and operating leverage increases with scale.
Our guidance is established primarily based upon factors in our control and a business strategy we believe we can execute with high confidence. For FY2026, this reflects the earnings power of our core resale marketplace, which we expect will drive the vast majority of our revenue and profits, and includes disciplined operating expense to support Direct Issuance and Advertising, without assuming any material revenue contribution from either initiative. We will provide additional detail as these initiatives reach clear, repeatable momentum at meaningful scale.
Why We Guide Annually – The live event market is seasonal and can be variable quarter to quarter, particularly in concerts, where the timing of major tour on-sales and event schedules can shift across quarters from year to year. This can create lumpiness in quarterly growth rates, even when underlying business momentum is steady.
We see this clearly when comparing our Q4 2024 and Q4 2025 GMS, which are two sides of the same timing dynamic.
•Q4 2024 benefited from unusually favorable timing (including the finale of The Eras Tour and a concentrated set of major concert on-sales), contributing to an exceptionally strong period and year-over-year growth of 47%.

•Q4 2025 reflected the inverse timing dynamic. Our GMS was down 8% year-over-year, driven by lapping this unusually strong Q4 2024 comparison and by major concert on-sales being more spread across quarters.
Neither quarter on its own provides a representative view of the health or durable growth rate of our business. In fact, our market share was higher in the period GMS declined than in the period GMS grew significantly. For these reasons, we believe StubHub is best evaluated on an annual and last-twelve-months basis and that is why we provide annual rather than quarterly guidance. Over time, these timing effects normalize, and our focus remains on consistent share gains and long-term earnings power.
Our GMS growth formula reflects North American secondary market growth, market share gains, plus international growth. Understanding each component helps explain our comfort with the 8% to 10% growth range.
•North American Market Growth: This market has historically grown at low double-digit rates, with exceptions driven by timing and one-time industry events (e.g., COVID-19, The Eras Tour, all-in pricing, etc.). While there will continue to be a comparability impact from the all-in pricing transition until we lap its implementation in May, we believe underlying growth in the market remains strong.
•Market Share Gains in North America: StubHub has outgrown the market in recent years, while making disciplined investments into accelerating relative share. For 2026, we expect to continue gaining share while reducing these investments and increasing customer acquisition efficiency.
•International Growth: International markets account for approximately 15% of our GMS today. We expect GMS in international markets to grow at an accelerated rate, benefiting earlier-stage market development.
Our Adjusted EBITDA guidance assumes the economic engine that has long defined StubHub remains consistent: take rates (defined as revenue as % of GMS) in the 20% range, over 80% adjusted gross margins, and improving operating efficiency as we scale.
Given the structural strength of our unit economics, an important driver of earnings power is how efficiently we scale adjusted operating expenses, particularly adjusted Sales and Marketing, our largest expense line. To that end, our FY2026 plan reflects two key strategic refinements.
First, we are evolving our Direct Issuance strategy toward a more scalable, less capital-intensive growth model, which naturally reduces investment intensity. In FY2025, our catalogue growth strategy was defined primarily through a business development-led approach to establish relationships and bring inventory onto the platform. Based on what we’ve learned about the needs of content rights holders, we are shifting more of our effort toward building a technology-enabled ecosystem that makes Direct Issuance easier to adopt and operate at scale across a broader set of rights holders. This refinement reflects our conviction in the long-term opportunity created through scaling this model—one that improves the operating experience for partners and sellers while reducing the amount of incremental spend required over time.
Second, we are improving customer acquisition efficiency in our core resale business. Acquisition efficiency is an input we control, and our improved scale and conversion support our ability to earn higher returns on marketing spend while still growing and taking share. In FY2025, we deliberately lowered acquisition efficiency—spending more per transaction—to accelerate market share gains. The goal was to strengthen the marketplace in durable ways. As our share of transactions increased, our competitive position improved and we created advantages that continue to compound—one of the clearest examples being ReachPro adoption.
ReachPro is a point-of-sale workflow and distribution software layer used by professional sellers to manage inventory across pricing, distribution, and fulfillment. As StubHub became a larger share of sellers’ sell-through, adoption of ReachPro increased, strengthening our supply position and improving marketplace fundamentals—better selection, pricing responsiveness, and reliability—which in turn improves conversion. ReachPro’s share of POS-driven dollar volume reached approximately 30% by the end of FY2025, and we believe ReachPro will account for a majority of this market in the medium term.
Higher conversion means each marketing dollar generates more transactions and more gross profit than it did previously. As a result, in FY2026 we believe we can raise acquisition efficiency while continuing to grow and take share. Together, these refinements reflect how a scaled marketplace model inflects: as conversion improves and our competitive position strengthens, we can allocate marketing dollars more efficiently while continuing to grow.
Longer-term Opportunities: Direct Issuance and Advertising – We believe Direct Issuance—non-exclusive, open distribution of originally issued tickets—remains a transformational long-term opportunity for StubHub and the broader live event ecosystem. We have made progress through business development with marquee content rights holders across sports and music in multiple geographies, and we believe demand for this distribution model has been validated.
Looking ahead, our experience has reinforced that the largest market potential will come from making Direct Issuance frictionless to adopt across a much broader range of rights holders. That requires reducing operational friction for partners with varying levels of technological sophistication – and advances in artificial intelligence are materially expanding what is now practical to build on the supply side. By leveraging these advancements, we believe we can bring capabilities to market that would have been difficult to deliver even a year ago—including AI-assisted tools that automate workflows and simplify inventory management.
For FY2026, we are prioritizing building the product foundation required to scale Direct Issuance broadly. Accordingly, we are shifting from a primarily business development-led strategy to a more product-led strategy: building an AI-enabled, technology-driven ecosystem that enables inventory to be contributed and managed with minimal operational burden. Development is underway to bring these supply-side products to market. We believe this approach positions Direct Issuance to become a durable growth engine when this self-serve capability is in place. This strategy shift means we will not be optimizing for immediate revenue growth, but for maximizing our revenue opportunity over the long-term.
Similarly, our efforts to build our advertising business are showing promising early results as we leverage our unique advantages: a high-intent audience planning live event attendance, proprietary data across millions of events, and natural integration points for complementary services. Early partnerships have helped validate the opportunity and are helping inform how we will scale advertising in a way that is truly additive by enhancing relevance and utility for customers. Our advertising business is generating modest revenue today, and we are continuing to iterate toward a model that enhances the seller and buyer experience.
We are taking a disciplined approach to both initiatives, prioritizing scalable execution. This measured path forward reflects our commitment to maintaining the marketplace experience that defines our competitive advantage while compounding shareholder value over the long term.
Regulatory Update – In addition to executing on our growth initiatives, we believe it’s important to address our regulatory environment. StubHub continues to operate within a generally favorable status quo that supports open, functioning resale markets in most jurisdictions. That said, public discussion around ticketing has increased and we want to be clear about why we believe the secondary ticketing market—and StubHub as the scale leader—are defensible and durable over the long term.
The secondary market solves durable ecosystem needs across a broad diversity of live event content—it is not dependent on any single event type or a narrow set of behaviors. A liquid resale market supports the ecosystem in foundational ways by: (i) improving the category experience for consumers through trusted, fraud-protected ways to buy and sell tickets with ease, and providing flexibility when plans change; (ii) improving sell-through and pricing confidence in the primary market, as consumers are more willing to buy earlier when they know they have a trusted option to resell; (iii) enabling risk and cash flow management for content rights holders, teams, promoters, and event organizers by providing liquidity and a pathway for inventory to be redistributed through power sellers and season ticket holders; and (iv) improving attendance, utilization, and venue economics by helping ensure tickets end up with someone who will attend, driving meaningful ancillary revenue through concessions, parking, merchandise, and a better in-venue experience. Even if well-intentioned, we believe altering this vital link in the live event value chain ultimately harms the fan experience and the live event ecosystem overall. For these reasons, we believe the long-term health of the resale market is durable.
Regulatory change in live events is inherently complex. The live events ecosystem is a vast, global surface area of content and demand profiles—spanning everything from lower-demand community events and small club shows to global music tours and the world’s largest sporting moments—across countless jurisdictions and market structures. Any framework that seeks to broadly reshape the resale market would need to account for a wide range of event types, seller profiles, consumer use cases, and enforcement realities, and would need to be implemented across many jurisdictions where live events occur.
With that context, we believe public discussion is primarily focused on behavior related to a certain subset of the resale market: resellers that list large quantities of inventory on marketplaces, for very high-demand concerts, at high prices, significantly above the original sale price. Based on our internal data, we estimate that approximately 10% of our GMS in FY2025 was attributable to these types of high-demand concert ticket sales by resellers. Importantly, we believe that StubHub’s durability is reinforced by our diversification and lack of concentration across sellers, content rights holders, buyers, event types and geographies—providing a level of insulation from potential regulatory changes that may affect any single subset of the market or any single jurisdiction.
Finally, we have a responsibility to continue educating policymakers on the consumer protections and structural benefits that our marketplace provides and are continuing to bolster our government relations efforts to support this. We intend to engage constructively, while operating responsibly to best serve fans around the globe.
To close, we are entering FY2026 with a scaled, resilient core resale business, a stronger competitive position that supports growth and scaling margins, a transformed balance sheet, and continued progress toward longer-term upside opportunities. Our commitment is straightforward: set expectations we can deliver and execute consistently. The foundation we have built creates multiple pathways to create value, and we intend to deliver results that reflect the strength and durability of the business.
Eric H. Baker
Founder, Chairman and Chief Executive Officer

Key Business Metric and Non-GAAP Financial Measures
StubHub regularly reviews the key business metric, GMS, and the non-GAAP financial measures, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Net Leverage, Adjusted Gross Margin, Adjusted Sales and Marketing Expenses, Adjusted Operations and Support Expenses, and Adjusted General and Administrative Expenses to evaluate our business, measure our performance, identify trends, prepare financial projections and make business decisions. The measures set forth below should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these measures differently or not at all, which reduces their usefulness as comparative measures. A reconciliation of the non-GAAP financial measures, Adjusted EBITDA, Free Cash Flow and Adjusted Gross Margin to the most directly comparable financial measures calculated in accordance with GAAP is set forth below under “Reconciliations of GAAP to Non-GAAP Financial Measures.” A reconciliation of the Company’s Adjusted EBITDA guidance to the corresponding GAAP measure is not available on a forward-looking basis without unreasonable effort due to the uncertainty of expenses that may be incurred in the future, although it is important to note that these factors could be material to the Company’s results computed in accordance with GAAP. For example, stock-based compensation-related charges are impacted by the timing of employee stock transactions, the future fair market value of the Company’s Class A common stock, and the Company’s future hiring and retention needs, all of which are difficult to predict and subject to constant change.
Gross Merchandise Sales represents the total dollar value paid by buyers for ticket transactions and fulfillment. GMS includes fees we charge buyers and sellers that can vary by transaction, as well as the net proceeds we remit to sellers. Our definition of GMS does not include applicable sales, value-added and other indirect taxes, shipping costs and the impact of discounts and coupons as well as event cancellations or expected cancellations after the initial transaction on our platform. We believe it is useful to exclude these items, primarily refunds due to event cancellations, as GMS is a key metric used by management to measure business performance.
Adjusted EBITDA is calculated as net (loss) income excluding results from non-operating sources including interest income and expense, (provision) benefit for income taxes, other income (expense), net, foreign currency gains losses, (losses) gains on derivatives, depreciation and amortization, acquisition-related costs, stock-based compensation expense, debt refinancing costs and loss on extinguishment of debt, indirect tax contingency costs, litigation reserves and other costs and expenses. Adjusted EBITDA is a key performance measure that our management team uses to assess our operating performance. We present Adjusted EBITDA because management believes it is helpful in highlighting trends in our operating results as it excludes certain items, such as stock-based compensation expense, which are non-cash or whose fluctuations from period-to-period do not necessarily correspond to changes in the operating results of our business. Moreover, it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry.
Adjusted EBITDA has limitations as an analytical measure and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net (loss) income and other GAAP results.
Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, which includes purchases of property and equipment, purchases of intangible assets and capitalized software development costs (excluding capitalized stock-based compensation expense). We believe that Free Cash Flow is a meaningful indicator of liquidity for management and investors and, in particular, the amount of cash generated from operations that, after capital expenditures, can be used for strategic initiatives, including continuous investment in our business and strengthening our balance sheet. A limitation of the use of Free Cash Flow is that it does not represent the total increase or decrease in our cash balance for the period. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operations and should be considered alongside our other financial liquidity measures, such as net cash provided by (used in) operating activities and our other GAAP results.

Adjusted Gross Margin is defined as (a) revenue less Adjusted Cost of Revenue (which is cost of revenue excluding stock-based compensation expense) divided by (b) revenue. We present Adjusted Gross Margin because management believes it is helpful in highlighting trends in our operating results as it excludes stock-based compensation expense, which is a non-cash expense.

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)
(unaudited)
Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net (loss) income	$(535,313)	$54,190	$(1,905,934)	$(2,800)
Add (deduct):
Interest income	(10,833)	(9,832)	(42,412)	(41,118)
Interest expense	18,370	45,209	140,035	179,778
Provision (benefit) for income taxes	492,922	30,469	360,594	40,059
Other (income) expense, net	—	—	(4,552)	(1,907)
Foreign currency losses (gains)	3,361	(46,458)	89,664	(41,070)
Losses (gains) on derivatives	776	(721)	139	(3,101)
Depreciation and amortization	6,437	6,393	25,604	24,532
Debt refinancing costs and loss on extinguishment of debt(1)	3,038	—	18,492	33,886
Acquisition-related costs(2)	—	125	250	1,374
Stock-based compensation expense(3)	34,889	3,381	1,447,668	7,737
Indirect tax contingency costs(4)	18,566	14,094	53,504	52,118
Litigation reserves(5)	30,080	5,727	37,080	44,483
Other costs and expenses(6)	362	1,789	12,304	4,704
Adjusted EBITDA	$62,655	$104,366	$232,436	$298,675

Revenue	$449,173	$533,415	$1,745,188	$1,770,645
Net (loss) income as a percentage of revenue	(119)%	10%	(109)%	0%
Adjusted EBITDA as a percentage of revenue	14%	20%	13%	17%
1.During the three months ended December 31, 2025 and 2024, we incurred $3.0 million and zero, respectively of loss on extinguishment of debt as a result of our early principal payments related to the 2024 USD Term Loan of $150.0 million and during the year ended December 31, 2025, we incurred $18.5 million of loss on extinguishment of debt, as a result of our early principal payments related to the 2024 USD Term Loan of $750.0 million and $150.0 million, which are non-recurring transactions. During the year ended December 31, 2024, we incurred $25.7 million of professional service fees related to our debt refinancing in 2024, which is a non-recurring transaction, and $8.2 million of loss on extinguishment of debt. As such, we do not consider these associated costs to be representative of the ongoing financial performance of our core business.
2.During the three months ended December 31, 2025 and 2024, we incurred zero and $0.1 million of transaction and integration costs, respectively, and during the years ended December 31, 2025 and 2024, we incurred $0.3 million and $1.4 million of transaction and integration costs, respectively, attributable to activities associated with our acquisition of the StubHub business from eBay Inc. (the "StubHub Acquisition"), including for certain personnel-related integration costs for certain StubHub employees we retained following the StubHub Acquisition, significant legal and other consultative fees in connection with the U.K. Competition and Markets Authority's approval proceedings and efforts to integrate acquired information technology infrastructure. We do not consider these costs to be representative of the ongoing financial performance of our core business, and we do not expect these costs to be significant going forward.
3.Upon our IPO, we recognized $1,400.7 million of stock-based compensation expense, net of $27.1 million capitalized for internally developed software, associated with RSUs, stock options and restricted stock for which the service-based and performance-based vesting conditions, as applicable, were fully or partially satisfied in connection with the IPO.
4.During the three months ended December 31, 2025 and 2024, we incurred $17.9 million and $13.1 million of expenses, respectively, associated with potential indirect tax contingencies for withholding obligations and $0.7 million and $1.0 million of professional service costs, respectively. During the years ended December 31, 2025 and 2024, we incurred $51.5 million and $44.1 million of expenses, respectively, associated with potential indirect tax contingencies for withholding obligations and $2.0 million and $8.0 million of professional service costs, respectively.
5.During the three months ended December 31, 2025 and 2024, we incurred $30.1 million and $5.7 million, respectively, and during the years ended December 31, 2025 and 2024, we incurred $37.1 million and $44.5 million, respectively, for expenses due to a litigation-related loss contingency for specific matters for which we deemed loss to be probable as described in Note 14, “Commitments and Contingencies” to our consolidated financial statements. We do not consider these costs to be representative of ordinary course litigation or the ongoing financial performance of our core business.
6.Represents (a) a one-time expense to terminate an intellectual property rights licensing agreement of $7.7 million for the year ended December 31, 2025, (b) personnel-related costs related to our customer service office closure of zero and $1.8 million for the three months ended December 31, 2025 and 2024, respectively, and $0.2 million and $3.5 million for the years ended December 31, 2025 and 2024, respectively, (c) a one-time expense related to our IPO of $0.4 million and $4.4 million for the three months and year ended December 31, 2025, respectively, and (d) entity restructuring costs associated with the transfer of certain intangible assets and restructuring of our wholly owned subsidiaries of $1.2 million for the year ended December 31, 2024. We do not consider these expenses to be representative of the ongoing financial performance of our core business.
Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Net cash provided by (used in) operating activities(1)	$11,133	$(149,448)	$192,569	$261,487
Less: Capitalized software development costs	(8,690)	(521)	(31,532)	(2,625)
Less: Purchases of property and equipment	(223)	(340)	(1,393)	(1,666)
Less: Purchases of intangible assets	(257)	(316)	(1,455)	(2,086)
Free cash flow	$1,963	$(150,625)	$158,189	$255,110
1.Includes $24.5 million, $38.5 million, $139.5 million and $147.1 million of interest payments on our outstanding debt, net of cash received on the settlement of interest rate swap derivatives for the three months ended December 31, 2025 and 2024 and for the years ended December 31, 2025 and 2024, respectively.
Reconciliation of Adjusted Gross Margin

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Revenue	$449,173	$533,415	$1,745,188	$1,770,645
Cost of revenue	75,882	128,183	313,984	334,102
Stock-based compensation expense	(452)	—	(23,808)	—
Adjusted cost of revenue	75,430	128,183	290,176	334,102
Adjusted gross margin	$373,743	$405,232	$1,455,012	$1,436,543
Adjusted gross margin as a percentage of revenue	83%	76%	83%	81%